THE ST JOE COMPANY
SUPPLEMENTAL CALCULATION OF SELECTED CONSOLIDATED FINANCIAL DATA
EXHIBIT 99.01
(DOLLARS IN THOUSANDS)

THE FOLLOWING TABLE CALCULATES EBITDA:

                                                     Three Months Ended               Nine Months Ended
                                                         September 30,                  September 30,
                                                         -------------                  -------------
                                                     2002            2001            2002            2001
                                                     ----            ----            ----            ----
Income from continuing operations
  before income taxes and minority interest       $  19,490       $  19,624       $ 156,740          69,322
Additions:
 Depreciation and amortization                        6,056           5,668          16,306          15,205
 Interest expense                                     6,085           6,164          17,504          14,686
 Other                                                  768             633           1,826           1,152
Deductions:
 Gain on settlement of forward sale contract             --              --         (94,698)             --
 (Gain) loss on valuation of derivatives                750           1,555             972          (3,496)
 Minority interest                                     (478)           (109)         (1,043)            361
                                                  ---------       ---------       ---------          ------
EBITDA                                            $  32,671       $  33,535       $  97,607       $  97,230
                                                  =========       =========       =========       =========


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